Exhibit 10.16

CONTRACT MANUFACTURING GENERAL AGREEMENT

This Manufacturing Agreement (the “Agreement”) is entered into as of this 18th day of May, 2005, by and between TissueLink Medical, Inc., a Delaware corporation, having its principal place of business at 1 Washington Center, Suite 400, Dover, NH 03820 (the “Customer”), and Phase II Medical Manufacturing, Inc., having its principal place of business at 88 Airport Drive, Suite 100, Rochester, NH 03867 (the “Manufacturer”).

WHEREAS, Customer wishes to contract the manufacture of its medical devices (described in attached Device Specific Schedule(s) hereafter referred to as the “Products”); and

WHEREAS, Manufacturer is engaged in the business of manufacturing medical devices. NOW THEREFORE, the parties agree as follows:

1.	Representations of Customer and Manufacturer

1.1.	Customer represents to Manufacturer that:

a.	This Agreement has been duly authorized.

b.	The execution and delivery by Customer of this Agreement, and the performance by the Customer of its obligations hereunder do not and will not infringe or constitute a breach of the charter or the by-laws of Customer or any other agreement to which it is a party.

c.	The manufacture of the Products in accordance with the Product Specifications, as described in attached Device Specific Schedule(s), to the knowledge of Customer, do not and will not infringe intellectual property rights of any third party.

1.2.	Manufacturer represents to Customer that:

This Agreement has been duly authorized.

a.	The execution and delivery of this Agreement by Manufacturer and the performance by Manufacturer of its obligations hereunder do not and will not infringe or constitute a breach of the charter or the by-laws of Manufacturer or any other agreement to which Manufacturer is a party.

2.	Scope of the Agreement

2.1.

Manufacturer will manufacture the Product(s) in accordance with (i) the Product Specifications as described in attached Device Specific Schedule(s); (ii) Good Manufacturing Practices (as defined in Section 7.1) and Quality Systems (as defined in

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Section 7.6); (iii) pertinent rules and regulations of the Food and Drug Administration (the “FDA”); and (iv) applicable international standards, including CE (European Community) mark standards for medical devices. Upon the request of Customer, Manufacturer shall provide Customer with written evidence of compliance with the criteria set forth in the preceding sentence.

3.	Intellectual Property

3.1.	Customer Ownership. Customer shall exclusively own all right, title and interest in and to, and all patents, copyrights, trademarks, mask works, trade secrets and other intellectual property rights (the “Intellectual Property Rights”) related to:

a.	the Products;

b.	all manufacturing processes, know-how and other information and materials provided by Customer to Manufacturer before and after the Effective Date of this Agreement (the “Information”), including information to design, manufacture or test of the Products;

c.	any injection molds, thermoforming molds, and any fixtures (“Tooling”) needed for or used in the production of the Product(s) (“Product Tooling”) and that are purchased by the Customer; and

d.	any inventions, ideas, discoveries, modifications, enhancements, improvements or derivative works conceived, made, created, developed or reduced to practice by Manufacturer, solely or jointly, or in whole or in part, during the term of this Agreement that relate to the Products, Information or Product Tooling, or to any services provided under this Agreement (“Assigned Inventions”).

Manufacturer hereby irrevocably transfers and assigns to Customer all of Manufacturer’s right, title and interest in and to, and all Intellectual Property Rights in, the Products, the Information, the Assigned Inventions and the Products Tooling (collectively, the “Assigned Rights”). In addition, the parties expressly agree to consider as works made for hire all copyrightable works included in the Assigned Rights. The Assigned Rights shall be kept in confidence by Manufacturer and shall be used by Manufacturer only in performing this Agreement and may not be used by Manufacturer for other purposes except upon such terms as may be agreed upon between the parties in writing.

Manufacturer also agrees to acquire from its employees, agents and contractors, rights and covenants as to assure that Customer shall receive the rights provided for in this section. Upon the termination of this Agreement, Manufacturer shall return to Customer or, in Customer’s discretion, destroy all Product Tooling in Manufacturer’s possession, custody, or control.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

3.2.	Manufacturer Ownership. Other than Customer’s rights in the Assigned Rights provided for under Section 3.1 (which shall, in the event of a conflict, take precedence over the rights of Manufacturer set forth in this section), Manufacturer shall exclusively own all right, title and interest in and to, and all Intellectual Property Rights related to:

a.	all know-how, technology, processes, procedures, ideas and concepts developed by Manufacturer for manufacturing products (“Manufacturer Processes”);

b.	any modifications, enhancements, and improvements to the Manufacturer Processes created by Manufacturer during the term of this Agreement; and

c.	any non-Product specific Tooling created by Manufacturer during the term of this Agreement ((a), (b), and (c) collectively, “Manufacturer Rights”).

3.3.	Licenses. Customer hereby grants Manufacturer a non-exclusive, non-transferable, royalty-free fully paid license, with no right to sublicense, for the term of this Agreement to use the Assigned Rights, but solely for the purpose of manufacturing and servicing the Products for Customer. Manufacturer hereby grants to Customer a non-exclusive, royalty-free, fully-paid license, with a right to sublicense, to use any Manufacturer Rights necessary or useful for the manufacture or servicing of Products, and to make, have made and distribute the Products manufactured or serviced using said Manufacturer Rights. Upon request from Customer, Manufacturer shall provide Customer with documents reasonably necessary for Customer to document and duplicate said Manufacturer Rights.

3.4.	Customer Trademarks. Customer authorizes Manufacturer to affix and apply the Customer Trademarks to the Products as directed by Customer for the sole purpose of manufacturing the Products pursuant to this Agreement. Manufacturer shall not use Customer Trademarks for any other purpose and only in such manner as to preserve all rights of Customer. Manufacturer acquires no right to Customer Trademarks by its use and all uses by Manufacturer of the Customer Trademarks will inure to Customer’s sole benefit. As used herein, “Customer Trademarks” means those trademarks, trade names, service marks, slogans, designs, distinctive advertising, labels, logos, and other trade-identifying symbols as are or have been developed and used by Customer or any of its subsidiaries or affiliate companies and which Customer owns or has the right to use.

4.	Term and Termination of the Agreement

4.1.	Term. The term of this Agreement shall begin on the date first set forth above and shall continue under the conditions of Section 6 of this agreement, to the extent that there are open purchase orders for medical devices as specified in attached Device Specific Schedule(s), or unless otherwise terminated earlier in accordance with the terms of this Agreement.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

4.2.	Termination for Cause by Either Party. This Agreement may be terminated by either Party immediately upon notice to the other party in the event of any of the following:

a.	the other party makes a general assignment for the benefit of its creditors, or a receiver or similar officer is appointed to take charge of any of the other party’s assets;

b.	the other party ceases to carry on its business or operations; or

c.	a bankruptcy or similar petition is filed by or against the other party, and in the case of an involuntary petition, the proceeding is not dismissed within sixty (60) days.

4.3.	Termination for Material Breach. Upon material breach by either party of its obligations under this Agreement, the other party may terminate the Agreement if the breach remains uncured for more than thirty (30) days after a party gives written notice of the breach, such notice to be effective upon the date of mailing. For purposes of a breach by Manufacturer, “material breach” includes without limitation Manufacturer’s failure to satisfy its obligation to deliver the Product as specified in Customer’s purchase orders for three consecutive months.

4.4.	Winding-Down Obligations. Following the expiration or termination of this Agreement, Manufacturer shall cooperate with Customer and provide reasonable assistance to effect the orderly and efficient transfer of the manufacturing of Product from Manufacturer to the Customer or a third party designated by the Customer and without disruption to the Customer’s business (“Transfer Assistance”). Transfer Assistance shall include, but not be limited to: (a) the continued manufacture of the Product by Manufacturer after the termination or expiration date for a transition period and on terms mutually agreeable to the parties; (b) the return to Customer of all Products Specifications materials; (c) the transfer of all Products Inventory, Manufacturing Inventory, and other inventory for which Customer has compensated Manufacturer; (d) the transfer of any Product-specific Tooling and equipment that has been purchased by the Customer; and (e) the transfer of any documents or electronic files relating to the manufacturing of the Product. The provisions of this Section 4.4 shall survive the termination or expiration of this Agreement. Customer shall be responsible for any other costs incurred by Manufacturer in providing Transfer Assistance.

5.	Manufacturing Transfer

5.1.	Manufacturer agrees to provide a detailed manufacturing transfer plan, subject to Customer approval, that will delineate all steps and milestones necessary to achieve market release on the date noted in section 5 of Schedule A.

5.2.	In addition to its other obligations under this Agreement, Manufacturer agrees to make every effort possible, including expedite of material and services from the supply chain, and engineering and production work overtime, to mitigate delays in achieving transfer milestones on time. Unless delays are the result of design, material, or supply chain changes initiated by the Customer, all incremental costs for expediting materials, services, engineering and production shall be the responsibility of Manufacturer.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

6.	Forecast, Purchase and Delivery of Finished Goods

6.1.	All orders for the Product will be issued on the Customer’s monthly purchase order, along with a rolling twelve-month forecast. Manufacturer shall acknowledge receipt of purchase orders from Customer as soon as reasonably possible, but no later than three (3) business days following receipt.

6.2.	The assembled, inspected, packaged and non-sterile Product shall be shipped F.O.B. to the sterilizer house: PCS in Taunton, MA. After sterilization, the “finished goods” shall be shipped to the Customer’s inventory warehouse location in Dover, New Hampshire. Customer will pay costs of freight from Manufacturer to sterilizer, and from sterilizer to warehouse. The carrier will be chosen at Customer discretion.

6.3.	At Customer’s request, costs for warehousing and direct distribution shall be quoted separately from this agreement.

6.4.	Customer shall pay for finished goods no later than thirty (30) days after receipt of an invoice for shipping of finished goods provided the invoice date is no earlier than the date of shipment to the sterilizer.

6.5.	Customer agrees to pay interest on all invoiced amounts that are overdue more than 30 calendar days at the rate of 1.5% per month. Customer reserves the right to dispute an invoice within 30 days of receipt and such disputed invoice will not be subject to the late interest charge provided that the reasons for the dispute are put into writing by Customer and that Customer and Manufacturer will make reasonable efforts to resolve the dispute in a timely manner.

6.6.	Manufacturer agrees to deliver finished goods to Customer’s sterilizer on time to achieve delivery of sterilized and released product to Customer’s warehouse per the Customer’s purchase orders, or pay all incremental charges for premium freight, expedite fees to obtain raw material, and/or work production overtime to mitigate delays in receipt of finished goods to the Customer inventory location, in addition to other remedies provided to Customer in Section 4.3, provided Manufacturer is responsible for the delays.

6.7.	Manufacturer agrees to keep a minimum of three month’s worth of Customer identified ‘critical components’ in their inventory or with the component supplier throughout the production run for these products. Customer agrees to reimburse Manufacturer for component inventory in excess of the rolling forecast. The spirit of this clause is to provide an opportunity for the Customer and Manufacturer to jointly decide to capitalize on discounts due to volume purchases while limiting the Manufacturer’s liability for carrying excess component inventories and also to minimize the impact of `critical component’ supply issues on the Customer’s production schedule.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

7.	Quality System Requirements

7.1.	Manufacturer shall obtain and maintain all registrations and approvals necessary to manufacture Customer’s Product. Manufacturer must remain compliant with the requirements set forth in 21 U.S.C. § 360J (f), 21 C.F.R. § 820, all related guidance issued by the FDA, ISO 13488 and/or ISO 13485 (collectively, “Good Manufacturing Practices”). Manufacturer’s performance of this Agreement shall be in compliance with these Good Manufacturing Practices.

7.2.	Manufacturer agrees to permit Customer or its authorized representative, and government officials as required by law, to conduct inspections and test audits of Manufacturer’s facilities, operations, and procedures, at appropriate and reasonable time intervals, to verify that the quality and performance of the Product produced by Manufacturer are in compliance with the Company’s Product Specifications. The Company may also inspect the facilities of Manufacturer at any time during business hours to ensure compliance with Good Manufacturing Practices. Manufacturer shall cooperate with any inspection performed under this section.

7.3.	Manufacturer agrees to make appropriate Manufacturer personnel available for audits at either Customer’s or Manufacturer’s offices. All reasonable expenses related to the conduct of inspection and test audits of the Product and/or Quality System (as defined below in Section 7.6) by Customer or, if Customer so chooses, a qualified third party, that are directly and specifically related to Customer’s Product shall be borne by Customer. Such audits and inspections must take place during normal business hours and with reasonable notice.

7.4.	If the facilities or processes of Manufacturer are inspected or audited by any regulatory agency such as but not limited to the FDA, OHSA, EPA, or ISO Registrar, Manufacturer will immediately inform Customer of that fact and of all findings of such agency that relate to or affect the Product or Device Master Record, which includes all information necessary to produce the Product.

7.5.	Manufacturer shall maintain a complete and current Device Master Record for Customer’s Product. Copies of the Device Master Record shall be made available to Customer at Customer’s request. Customer shall have the right from time to time to request that changes be made to the Device Master Record. Changes to the Device Master Record are to be communicated formally by the Customer’s change order and will be subject to Manufacturer’s acceptance, which acceptance shall not be unreasonably withheld. The cost of the changes, and for implementing such changes, will be negotiated in good faith between the Customer and Manufacturer. Manufacturer shall have no obligation to implement these changes until agreement on changes and prices have been reached.

7.6.	Manufacturer shall maintain a quality system in accordance with ISO 13488 and/or ISO 13485 certification and 21 CFR 820 Quality System Regulations compliance (“Quality System”). All activities performed on behalf of Customer shall be performed in accordance with these regulations and standards. Manufacturer shall conduct manufacturing activities consistent with Customer’s Manufacturing Quality Plan. Manufacturer shall maintain and retain Product quality related records, such as any records of system or instrument tests, for 5 years.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

7.7.	Manufacturer shall allow Customer and government officials to perform audits of Manufacturer’s Quality System, Good Manufacturing Practices, facilities, records and all manufacturing documentation related to Customer’s Product.

7.8.	Manufacturer shall maintain a list of original component suppliers that they have approved (“Approved Suppliers”). Manufacturer shall purchase materials to be used in Customer’s Product for sale only from Approved Suppliers. Approved Suppliers must have passed Manufacturer’s supplier evaluation process. If it has been determined by the Customer and Manufacturer that there is cause, Manufacturer shall allow Customer to perform on-site audits of its Approved Suppliers, as requested, at mutually agreed upon times. Manufacturer shall assist the Approved Suppliers in providing corrective action to remedy any deficiencies observed during the audit, and document such actions and outcomes to Customer.

7.9.	Manufacturer shall obtain prior approval from Customer on all proposed changes including changes in approved suppliers, except for typographical errors, to the Product Specifications, Device Master Record, manufacturing procedures, or validated processes. Manufacturer agrees that all design change, approval, and revision control shall be consistent with Good Manufacturing Practices and the Medical Device Directive, as published by the European Parliament.

7.10.	Manufacturer agrees to comply with all additional terms and conditions specified in attached Device Specific Schedule(s).

8.	Tooling, Equipment, and Materials

8.1.	Manufacturer will be reimbursed, at cost plus a margin not to exceed [*]%, for any equipment, Tooling and improvements to equipment and Tooling purchased by Manufacturer to perform Manufacturer’s obligations to Customer. Manufacturer will be responsible for normal maintenance of Customer’s Tooling and equipment in its possession. Equipment and Tooling paid for by Customer remains the property of Customer, and shall be returned to Customer in accordance with the provisions set forth in Sections 4.4 and 8. Expenditures greater that $1,000 (hereinafter “Substantive Expenditures”) for Tooling or equipment will be made only with the prior written authorization of Customer. Any Tooling or equipment requiring Substantive Expenditures for third party calibration or refurbishment will require Customer’s pre-approval and will be the financial responsibility of Customer if approved. In the event Manufacturer is required to make a prepayment on Tooling or equipment, Customer will reimburse Manufacturer at the time the prepayment is made.

8.2.

At Customer’s request, Manufacturer shall provide Customer with a description and location of all Tooling and equipment (including original documentation relating to all Tooling and equipment) held by Manufacturer or its subcontractors on behalf of

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Manufacturer. Customer has the right to inspect such Tooling and equipment at any time, during normal business hours and with reasonable notice, during the term of this Agreement. Customer shall maintain property insurance covering all Customer Tooling and equipment held by Manufacturer, in amounts customary for companies of comparable size and type in similar industries.

8.3.	On termination of this Agreement, Manufacturer agrees to deliver to Customer, FOB shipping point, all Tooling and equipment purchased and paid for by Customer, or at Customer’s sole discretion, to implement alternative plans for disposition of Tooling and equipment as agreed to by Customer and Manufacturer or at Manufacturer’s subcontractors.

8.4.	Any inventory (including finished goods, works in process, raw parts) or non-cancelable orders for such raw parts that is rendered excess or obsolete due to (a) the cancellation of Customer’s purchase orders, (b) a permanent reduction in forecast that impacts any long lead time parts which are non-cancelable / non-returnable, (c) Engineering Change Orders (“ECO”), (d) minimum quantity purchases of component parts, (e) end of Product life, (f) the termination of this Agreement, and which cannot be utilized on other Manufacturer product cannot be returned to Manufacturer’s Approved Suppliers, or (g) documented restocking charges paid by Manufacturer to the Approved Supplier, will be the financial responsibility of Customer, at Manufacturer’s manufacturing cost (or in the case of parts, at actual cost) plus margin not to exceed [*]%.

9.	Warranties

9.1.	Manufacturer warrants to Customer that, on the date of delivery, the Product will conform to the Product Specifications as documented in the Device Master Record, and will be produced in conformance with the Device Master Record in effect at the time of delivery. All other warranties, express or implied, including without limitation, warranties of merchantability and fitness for a particular purpose are hereby excluded.

9.2.	Within 90 days after receipt of any Product at the facility specified by Customer, Customer may reject any Product that it reasonably believes fails to meet the Product Specifications by sending Manufacturer notice of the lot numbers of the rejected Product, together with an explanation of the specific basis for rejection. Customer shall within ninety (90) days of notification return to Manufacturer, any such rejected Product. Appropriate credits are required when product is returned to the Manufacturer for proper accounting purposes on both sides of the relationship. Both Customer and Manufacturer agree that the issuance of a credit by the Manufacturer will not be the sole indicator for determining Manufacturer’s culpability for the rejected product.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

9.3.	Prior to any rejected product being returned to the Manufacturer, Customer and Manufacturer will reach mutual agreement regarding responsibility for the rejection, including any reprocessing that may be required. Once agreement is reached, Manufacturer will generate an appropriate credit memo to Customer according to the following policy:

1. lf it is agreed that the Manufacturer is responsible for the rejected product:

•	Manufacturer will issue a credit memo for the original shipped quantity at the transfer price on the original invoice.

•	The credit memo will clearly identify the rejected product as Manufacturer’s Responsibility and be accompanied by an RA # so the product can be properly received back by the Manufacturer.

•	Customer will put the original invoice on “hold” status until the product is reprocessed and a new invoice submitted.

•	Manufacturer will develop a reprocessing plan jointly with Customer and reprocess the product as quickly as is practical.

•	Upon shipment of the reprocessed product to the sterilizer, Manufacturer will invoice Customer for the net quantity shipped at the original transfer price.

•

Customer will balance the credit for the rejected product against the original invoice and agrees to pay an invoice for the reprocessed product on net 7 day terms to avoid any cash-flow issues at the Manufacturer.

2. If it is agreed that the Customer is responsible for the rejected product:

•	Customer will process the original invoice for payment on net 30 day terms as normal.

•	Manufacturer will issue a credit memo for the net quantity that is to be returned to the Manufacturer at the transfer price on the original invoice.

•	The credit memo will clearly identify the rejected product as Customer’s Responsibility and be accompanied by an RA # so the product can be properly received back by the Manufacturer.

•	Manufacturer will develop a reprocessing plan jointly with Customer. Customer will authorize any reprocessing costs and Manufacturer agrees to reprocess the product as quickly as is practical.

•

Upon shipment of the reprocessed product to the sterilizer, Manufacturer will invoice Customer for the net quantity shipped (plus any attrition from the reprocessing effort) at the original transfer price + the reprocessing cost.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

•	Customer will balance the credit for the rejected product against the new invoice and agrees to pay any balance due (reprocessing costs) on net 30 day terms.

10.	Indemnification

10.1.	Manufacturer shall defend, indemnify, and hold Customer, its officers, directors, employees, and agents harmless against any and all claims, demands, proceedings, losses, damages, obligations, liabilities, deficiencies, fines, costs, or expenses (including, without limitation, reasonable attorneys’ fees) (collectively, “Losses”) arising directly or indirectly as a result of, or relating to, (a) any material breach of this Agreement by Manufacturer or its officers, trustees, employees, or agents; (b) any negligence by Manufacturer in the manufacture of the Product or any failure to manufacture the Product in accordance with the Product Specifications; or (c) any negligence or wrongful acts of Manufacturer or its officers, trustees, employees, or agents, except to the extent that any such Losses are due to the negligence or wrongful acts of Customer, its officers, trustees, employees, or agents.

10.2.	Customer shall defend, indemnify, and hold Manufacturer, its officers, directors, employees, and agents harmless against any and all claims, demands, proceedings, losses, damages, obligations, liabilities, deficiencies, fines, costs, or expenses (including, without limitation, reasonable attorneys’ fees) (collectively, “Losses”) arising directly or indirectly as a result of, or relating to (a) defects in the Product Specifications, or (b) Manufacturer’s complying with the Product Specifications, except to the extent that any such Losses are due to the negligence or wrongful acts of the Manufacturer, its officers, trustees, employees, or agents; or (c) any negligence or wrongful acts of Manufacturer or its officers, trustees, employees, or agents, except to the extent that any such Losses are due to the negligence or wrongful acts of Manufacturer, its officers, trustees, employees, or agents.

11.	Insurance

11.1.	Coverage. Manufacturer shall maintain the following insurance during the term of this Agreement.

a.	Commercial General Liability, including blanket contractual liability, broad form property damage, product made under manufacturing agreement and completed operations, independent contractors and premises/operations, in amounts of not less than $1 million per occurrence, $1 million in aggregate.

b.	Comprehensive Automobile Liability, including owned, non-owned and hired vehicles, in amounts of not less than $1 million per occurrence.

c.	Worker’s Compensation Insurance in amounts of not less than $500,000 per occurrence.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

11.2.1	General. The above insurance shall be issued by an insurance company licensed to do business in New Hampshire with an A.M. Bests rating of A or better, and include Customer as an “additional insured” on all policies except Worker’s Compensation, and shall provide that Customer will receive thirty (30) days written notice from the insurer prior to any cancellation or change of coverage provided that comparable insurance is not purchased from another carrier. Manufacturer shall deliver certificates of insurance evidencing such coverage to Customer on or before the Effective Date, and thereafter at least fifteen (15) days before the expiration dates of expiring policies.

11.3	Manufacturer shall provide Customer a Certificate of Insured within 10 days of acceptance of this agreement.

12.	Field Failures and Recalls

12.1.	Customer and Manufacturer agree to notify the other party if applicable when notified of a Product failure in the field. Each party shall provide the other with documentation supporting the occurrence of a Product failure. Both parties shall work together to: (a) determine if a failure condition actually exists, and (b) if one does, devise a comprehensive plan for responding to the condition that may include corrective and preventive actions.

12.2.	Manufacturer and Customer each agree to notify the other if applicable whenever it believes the Product is or may be subject to recall. Customer shall determine whether a recall or other corrective action is necessary, and determine whether to cease shipping and manufacturing the Product. If a recall or other corrective action is necessary, the parties will work together to develop a recall or corrective action plan.

12.3.	If any Product recall or field correction is initiated, up to 180 days from Customer’s acceptance of Product from Manufacturer, because of the negligence of Manufacturer or a defect in any product arising primarily from any breach of Manufacturer of any warranty, representation, or other obligation contained in this Agreement, Manufacturer will, in addition to any other remedies available to Customer under this Agreement, (a) credit to Customer the price paid by Customer with respect to the Product purchased from Manufacturer, including any shipping expenses and freight insurance; (b) reimburse Customer for out-of-pocket costs actually paid by Customer and/or its designee to third parties for transportation and destruction of the recalled Product, and for reasonable out-of-pocket communications expenses (exclusive of mass media expenses) associated with such recall.

12.4.	Recall or corrective action that is necessary due to a defect in the Product design shall be made at Customer’s expense.

12.5.	To assist Customer in diagnosing and resolving Product failures in the field, Manufacturer agrees to provide technical support for up to two years after Customer’s sale of Product manufactured under this Agreement. Technical support includes review of related inspection, manufacturing, sterilization, test, and release records.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

13.	Limitation of Liability

13.1.	EXCEPT AS SET FORTH OTHERWISE IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE ARISING OUT OF THIS AGREEMENT OR THE SALE OF PRODUCT, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING THE POSSIBILITY OF NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, EVEN IF THE PARTY HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE, AND EVEN IF ANY OF THE LIMITED REMEDIES IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

14.	Confidentiality

14.1.	Confidential Information. “Confidential Information” includes any and all information of or about a party including all information relating to any technology, product, process or intellectual property of such party (including, but not limited to, owned or licensed intellectual property rights, data, know-how, samples, technical and non-technical materials and specifications) as well as any business plan, financial information or other confidential commercial information of or about such party. Notwithstanding the foregoing, information of or about a party shall not be considered Confidential Information with respect to such party to the extent that the party possessing such information can demonstrate by written record or other suitable physical evidence that:

a.	such information was lawfully in such party’s possession or control prior to the time such information was disclosed to the party by the other party to whom the information relates;

b.	such information was developed by such party independently of and without reference to Confidential Information;

c.	such information was lawfully obtained by such party from a third party under no obligation of confidentiality to the other party to whom such information relates; or

d.	such information was at the time it was disclosed or obtained by such party, or thereafter became, publicly known otherwise than through a breach by such party of such party’s obligations to the other party to whom such information relates.

14.2.

Non-Disclosure. Each party shall maintain the Confidential Information of the other party in confidence by using the same degree of care (but no less than a reasonable degree of care) that such party maintains and protects its own Confidential Information, and shall not disclose, divulge, or otherwise communicate such Confidential Information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement or with the express written consent of the party who provided such Confidential Information. Each party also hereby agrees to take reasonable steps to

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

prevent and restrain the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants, sub-contractors, sub-licensees or agents. The provisions of this paragraph shall not apply to any Confidential Information of a party which is required to be disclosed by another party to comply with any applicable laws or regulations, but only to the extent required by such law or regulation and further provided that the party making any disclosure pursuant to the provisions of this sentence shall provide prior written notice of such disclosure to the other party sufficiently in advance of such disclosure to allow such other party to respond and to take reasonable and lawful action to avoid and/or minimize the degree of such disclosure.

14.3.	No Confidential Information of Other Parties. Each party represents and warrants to the other that it has not used and shall not use in the course of its performance hereunder, and shall not disclose to the other, any Confidential Information of any third party, unless it is expressly authorized in writing by such third party to do so.

15.	Successors, Assignment

15.1.	This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives. Neither party shall have the right to assign or otherwise transfer its rights or obligations under this Agreement in whole or in part to any third party without the prior written consent of the other party. Nothing in this section shall prohibit Customer from assigning this Agreement to an entity acquiring all or substantially all of the business of Customer. In addition, Manufacturer may assign this Agreement to an entity acquiring all or substantially all of the business of Manufacturer, provided that such assignee is capable of fulfilling the obligations of the Manufacturer set forth in this Agreement. Each party will notify the other in writing within 60 days of any material change in ownership or assignment.

16.	Miscellaneous

16.1.	Compliance with Laws and Permitting. Each party agrees that its performance under this Agreement shall comply with all applicable laws. Manufacturer shall, at its expense, obtain and maintain all necessary permits and licenses required for the operation of its manufacturing facilities and processes.

16.2.	Force Majeure. In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement (other than a payment obligation) due to any Act of God, fire, casualty, flood, earthquake, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, or any other cause beyond the reasonable control of the party invoking this section, and if such party shall have used its commercially reasonable efforts to mitigate its effects, such party shall give prompt written notice to the other party, its performance shall be excused, and the time for the performance shall be extended for the period of delay or inability to perform due to such occurrences. Regardless of the excuse of Force Majeure, if such party is not able to perform within ninety (90) days after such event, the other party may terminate the Agreement. Termination of this Agreement shall not affect the obligations of either party, which exist as of the date of termination.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

16.3.	Export Controls. Manufacturer shall comply with all United States and any applicable foreign laws and regulations governing the export of technology and Product. Customer and Manufacturer shall cooperate with one another, including providing all required documentation and information, to obtain all necessary government authorizations before exporting any technology or Product under this Agreement.

16.4.	Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of New Hampshire without regard to conflict of law provisions.

16.5.	Notices. All notices required or permitted under this Agreement must be made in writing and delivered in person, by facsimile, or by certified or registered mail, postage prepaid, addressed to Jon Wilson, VP of Product Development for Customer, or Adam Prime, President for Manufacturer, at the respective addresses at the beginning of this Agreement. Such notice shall be effective upon receipt if personally delivered or transmitted by facsimile, or on the third business day following the date of mailing.

16.6.	Amendments. This Agreement may be amended only by written consent of both parties, executed by their authorized representatives.

16.7.	Severability. Any provision of this Agreement, which is invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction.

16.8.	Dispute Resolution. All disputes arising between the parties that are not resolved to the parties’ reasonable satisfaction shall be submitted to non-binding arbitration before the American Arbitration Association, pursuant to the rules of the American Arbitration Association.

16.9.	Headings. Headings contained in this Agreement are for convenience and reference purposes only and shall not affect the meaning or interpretation of this Agreement. The Attachments to this Agreement are incorporated by reference into this Agreement and form an integral part thereof.

16.10.	Subcontracting. This Agreement is for the exclusive benefit of Customer and Manufacturer and is not for the benefit of any third party. Manufacturer shall not have the rights to sub-contract the performance of any of its obligations under this Agreement without the express written consent of Customer.

16.11.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

IN WITNESS WHEREOF, the parties hereto have as of the date first written above duly executed this General Agreement.

TISSUELINK MEDICAL, INC.		PHASE II MEDICAL MANUFACTURING, INC.

By:	/s/ Jon Wilson	By:	/s/ Adam Prime
Name:	Jon Wilson	Name:	Adam Prime
Title:	VP Product Development	Title:	President

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

AMENDMENT #1

On January 31, 2007 the following statement will void, cancel and replace Section 6.7 in the ‘Contract Manufacturing General Agreement’ between TissueLink Medical, Inc. and Phase II Medical Manufacturing, Inc. entered into on May 18, 2005.

Manufacturer is required to maintain an on hand or on order component inventory sufficient to cover open or released purchase orders from the Customer. Financial responsibility for the inventory maintained by the Manufacturer shall be determined by the following

•

The Customer is financially responsible for the on hand or on order inventory of each component whose total cost is $[*] or less regardless of the amount required for use in open or released purchase orders to the Manufacturer.

•	The Customer is financially responsible for the on hand or on order inventory of each component for costs in excess of $[*] only if:

a.	The component inventory is required for use in open or released purchase orders to the Manufacturer; or

b.	The Customer has given written approval to the Manufacturer for the purchase of the component inventory that is not required for use in open or released purchase orders.

•	The Manufacturer is financially responsible for the on hand or on order inventory of each component for costs in excess of $[*] only if:

a.	The component inventory is not required for use in open or released purchase orders from the Customer; or

b.	The Manufacturer has not obtained written approval from the Customer for any component purchase that is not required for use in open or released purchase orders to the Manufacturer. Components that will typically need written approval on an ongoing basis are: hypotubes (individual components and subassemblies), cables and trays.

Customer will notify the Manufacturer in writing when design changes are expected that could affect the future usage of a component Customer expects the Manufacturer to proactively use this information to monitor the inventory balances and the purchase of these components and to take any actions necessary to minimize the potential scrap and/or inventory exposure for these components for both the Customer and Manufacturer.

The intent of this amendment is to set minimum and maximum inventory exposure levels and to assign financial responsibility for the on hand and on order component inventory for both the Customer and the Manufacturer while allowing some flexibility for the Manufacturer to enter into agreements or set up longer term commitments with the component suppliers to help maintain component pricing and secure a steady supply of long lead-time or critical components.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

IN WITNESS WHEREOF, the parties hereto have as of the date first written above duly executed this Amendment, including the Contract Manufacturing General Agreement that are incorporated herein and made a part hereof.

TISSUELINK MEDICAL, INC.		PHASE II MEDICAL MANUFACTURING, INC.

By:	/s/ Ted Vaughn	By:	/s/ Adam Prime
Name:	Ted Vaughn	Name:	Adam Prime
Title:	VP Operations	Title:	President

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

TissueLink and Phase II

Amendment to Manufacturing Agreement

Agreed To:

1.	Beginning 9/1/07 and for the 12 months ending 9/1/08, TissueLink will maintain a level of business with Phase II at a level to be not less than $[*]/month average over the 12 month period. TLM agrees to not reduce this level due to transfer of product to an alternate supplier, but reserves the right to reduce the level of business due to a downturn in business experienced by TLM. If a downturn in business is experienced, then TLM is willing to negotiate reconciling the cost incurred by PII due to the downturn. In the case where the 3 month rolling open purchase orders are in excess of $[*] average per month, TLM agrees to not reduce the dollar value of the new purchase order more than 20 percent of the amount between $[*] and the rolling three month average of the open purchase orders during this 12 month period.

2.	Following the period ending 9/1/08, and for a rolling 6 month period, TLM reserves the right to reduce volume at PII as needed but not to exceed a reduction rate that would cease production at PII in less than 6 months. The monthly reduction will begin one month after the notification and will not exceed twenty percent of the average of the previous three months average invoices at the time of the notification;

3.	PII will increase proven manufacturing capacity to a minimum actual output of [*] units per month and a capacity of [*] units per month based on fixturing and equipment. The ramp up is to be completed by the end of November 2007;

4.	PII will increase staffing and infrastructure to directly support TLM business at PII. Specifically, PII will add the following infrastructure (pending financing availability by 10/1/07:

a.	Install a second clean room, complete by end of Q4, 2007;

b.	Purchase and install a software system to help manage the material and shop floor flow, complete by the end of Q1 2008;

c.	Hire a Project Manager, Q3, 2007;

d.	Hire a Quality Engineer (or equivalent), search begins immediately, completed in Q4, 2007;

e.	Hire a Materials Manager, search begins immediately, complete by Q4, 2007; and

f.	Secure / develop current infrastructure to accommodate demand.

5.	To partially fund the development of this infrastructure, TLM agrees to a one-time PII price adjustment resulting in a price of $[*] for AQM 6.0 and $[*] for AQM 2.3. This represents an increase of $[*] and $[*] per unit respectively for the AQM 6.0 and AQM 2.3 products. In connection with this, PII and TLM agree to actively reduce all costs associated with the TLM family of products and to share in the cost reductions as follows:

	AQM 6.0			AQM 23
Savings up to a cumulative:	$	[	*]	$	[	*]
TLM’s share (50%)	$	[	*]	$	[	*]
PIT share (50%)	$	[	*]	$	[	*]

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

All investment & risk required to achieve cost reductions, and all savings over and above the levels shown above, will be shared equally between the two companies unless mutually agreed to otherwise.

6.	TLM will leverage its banking relationships by introducing Phase II to these institutions with the intention of supporting PII’s increased capitalization of their business to support on-going growth; and

7.	TLM’s CEO and PII’s CEO or their respective designees will share monthly P&L and balance sheets with each other. Both companies recognize that this information is highly confidential and sensitive, and agree to treat it as confidential information subject to the Mutual Non Disclosure Agreement in place between PII and TLM.

8.	This agreement will void, cancel, and replace Amendment #1 to the “Contract Manufacturing General Agreement” signed January 31, 2007 by PII and TLM. This agreement will also void, cancel, and replace section 6.7 of the “Contract Manufacturing General Agreement” and will be replaced by the following: TLM agrees to reimburse PII for component inventory up to the rolling six month forecast. TLM will notify PII in writing when design changes are expected that could affect the future usage of the component. TLM expects PII to proactively use this information to monitor the inventory balances and the purchase of these components and to take any actions necessary to minimize the potential scrap and/or inventory exposure for these components for both TLM and PII.

9.	PII will complete order fulfillment activities as requested by TLM. TLM will provide shipping instruction to PII via TLM’s order processing system and PII will fulfill the orders as directed by TLM. PII will invoice TLM for the services provided.

By:	/s/ Adam Prime	By:	/s/ Tad Vaughn
Name:	President	Name:	VP Operations
Title:	9-12-07	Title:	9-12-07

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.